EXHIBIT 10.6 - Expert Opinion, Harold L. Russell, PhD, NeuroMedics Technology, Inc.


On the Letterhead of Harold L. Russell, PhD, NeuroMedics Technology,
Inc.


April 14, 2009

Mr. Chris M Hymel, President
Signal Advance(R), Inc.
P.O. Box 700
Manvel, Texas 77578

Dear Chris:

I am looking forward with much anticipation to working with you to determine the degree to which Signal Advance(R) technology may make my own technology (EEG-Driven Light and Sound Stimulation or EDLSS) markedly more effective by decreasing the amount of time required to produce significant and long lasting increases in children's IQ test scores. Increased scores on IQ tests are usually thought to be indicative of an increased ability to learn and perform well in school.

The patented EDLSS technology uses the ongoing and continuously varying brain wave activity (EEG) of an individual to closely control the frequency and timing of sensory stimulation to their brain. The closer in time the stimulus is to the actual brain wave activity of an individual, the greater the increase in the number of millions of brain cells that "fire" repetitively in synchrony with the stimulus - a process called entrainment.

Increases in both the amount and closeness in time of the stimulation the brain cells receive appear to be closely associated with long term increases in the IQ test scores of ADD/ADHD children. This was evidenced in a series of controlled studies funded by the US Dept of Education.

Increased effectiveness resulting from the incorporation of Signal Advance(R) technology could significantly improve the precision of the stimulation, improving treatment efficiency and thus, significantly decrease treatment time. The direct cost of EDLSS treatment could then become even more affordable to most schools and parents.

It is my belief that Signal Advance(R) technology will likely be seen as a disruptive technology that forces rapid change in the field of biomedical instrumentation with early adopters of this technology gaining a significant commercial advantage over later adopters in the same field.

I am pleased to be able to be a part of and support the development and implementation of Signal Advance(R) technology.



/S/Harold L Russell

Harold L Russell, PhD